Exhibit 99.1

Contacts:Geoff Banta, EVP & CFO
AMERISAFE, Inc.
337-463-9052

Ken Dennard, Managing Partner
FOR IMMEDIATE RELEASE	Karen Roan, Sr.VP
DRG&E / 713-529-6600
AMERISAFE ANNOUNCES 2006 FIRST QUARTER RESULTS
     DeRidder, LA — May 9, 2006 — AMERISAFE, Inc. (Nasdaq: AMSF) today announced results for the first quarter ended March 31, 2006.
     Gross premiums written in the first quarter totaled $80.8 million, an increase of 12.9 percent over gross premiums written of $71.6 million for the first quarter of 2005. First quarter revenues totaled $75.2 million, a 13.8 percent increase over revenues of $66.0 million in the prior year period. Net investment income increased to $6.0 million in the first quarter, from $3.7 million for the same period last year.
     Net income in the first quarter was $7.2 million compared to net income of $3.2 million in the 2005 first quarter, an increase of 124 percent. Net income includes realized capital gains of $1.2 million (before tax) in the first quarter of 2006 and $0.2 million (before tax) in the first quarter of 2005. The Company’s return on average equity for the first quarter of 2006 was 19.1%, compared to 14.3% for the same period in 2005.
     In anticipation of its initial public offering, AMERISAFE effected a 72-for-one reverse stock split effective as of October 27, 2005, reducing the number of then-outstanding shares of common stock to 299,774 shares. On November 23, 2005, AMERISAFE completed its initial public offering, issuing 8.0 million shares of its common stock at $9.00 per share. Upon completion of the IPO, holders of AMERISAFE’s Series A preferred stock exchanged the outstanding shares of this series of preferred stock for 9.1 million shares of common stock. As a result of the exchange of Series A preferred stock for shares of the Company’s common stock, under the terms of our articles of incorporation, holders of the Company’s outstanding convertible preferred stock are no longer entitled to receive dividends. At March 31, 2006, there were 17.4 million shares of common stock outstanding.
     In the first quarter of 2006, diluted earnings per share allocable to common shareholders were $0.36, compared to $2.27 in the same period of 2005. Weighted average diluted shares outstanding for the first quarter of 2006 were 17,607,277 shares compared to 299,774 shares in the first quarter of 2005. The issuance of 17.1 million shares of common stock in November 2005 (and the resulting calculation of weighted average shares outstanding) and the elimination of the obligation to pay preferred stock dividends will impact period-to-period comparisons of our reported earnings per share for the remainder of 2006.
     The net combined ratio for the first quarter of 2006 was 95.0% compared to 98.6% for the same period in 2005. Loss and loss adjustment expenses for the first quarter of 2006 totaled $47.9 million, or 70.5% of net premiums earned, compared to $45.9 million, or 74.2% of net premiums earned for the same period in 2005. Total underwriting expenses for the first quarter were $16.4 million, or 24.2% of net premiums earned, compared to $15.0 million, or 24.1% of net premiums earned, for the first quarter 2005. Underwriting expenses for the 2006 period were offset by $0.9 million for the Company’s loss-based assessments accrual, due to the reduction of the 2005 assessment rate from the South Carolina Second Injury Fund.
     Commenting on these results, Allen Bradley, AMERISAFE’s Chairman, President and Chief Executive Officer, stated, “We continued to experience healthy revenue growth during the first quarter of 2006. Net premiums earned exceeded our expectations in the first quarter and net investment income continued to grow in line with our substantial increase in invested assets. In the quarter, average loss severities were down, we recorded no adverse prior year loss development, and our pricing levels held steady. Overall, we are very pleased with our first quarter results and believe we are on track to meet our financial objectives for the year.”
2006 Outlook
     The Company is reaffirming its guidance for the full year and presently expects gross premiums written of between $317 million and $325 million, an increase of between 9% and 12% over 2005 gross premiums written, a combined ratio of less than 96 percent, and a return on average equity of approximately 15 percent. AMERISAFE calculates return on average equity by dividing net income by the average of shareholders’ equity plus redeemable preferred stock.
Conference Call Information
     AMERISAFE has scheduled a conference call for Wednesday, May 10, 2006, at 10:00 a.m. Eastern Time. To participate in the conference call dial 303-262-2139 at least 10 minutes before the call begins and ask for the AMERISAFE conference call. A replay of the call will be available approximately two hours after the live broadcast ends and will be accessible through May 24, 2006. To access the replay, dial 303-590-3000 and use the pass code 11059059.
     Investors, analysts and the general public will also have the opportunity to listen to the conference call over the Internet by visiting http://www.amerisafe.com. To listen to the live call on the web, please visit the website at least fifteen minutes before the call begins to register, download and install any necessary audio software. For those who cannot listen to the live webcast, an archive will be available shortly after the call and will remain available for approximately 60 days at http://www.amerisafe.com.

About AMERISAFE
     AMERISAFE, Inc. is a specialty provider of workers’ compensation insurance focused on small to mid-sized employers engaged in hazardous industries, principally construction, trucking, logging, agriculture, oil and gas, maritime and sawmills. AMERISAFE actively markets workers’ compensation insurance in 27 states and the District of Columbia.
     Statements made in this press release that are not historical facts, including statements accompanied by words such as “will,” “believe,” anticipate,” “expect,” estimate,” or similar words are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding AMERISAFE’s plans and performance. These statements are based on management’s estimates, assumptions and projections as of the date of this release and are not guarantees of future performance. Actual results may differ materially from the results expressed or implied in these statements as the results of risks, uncertainties and other factors including, but not limited to, the factors set forth in the Company’s filings with the Securities and Exchange Commission, including AMERISAFE’s Annual Report on Form 10-K for the year ended December 31, 2005. AMERISAFE cautions you not to place undue reliance on the forward-looking statements contained in this release. AMERISAFE does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release.
- Tables to follow -

AMERISAFE, INC. AND SUBSIDIARIES
Consolidated Statements of Income
(in thousands, except share and per share amounts)

	Three Months Ended
	March 31,
	2006	2005
	(unaudited)
Revenues
Gross premiums written	$80,819	$71,575
Ceded premiums written	(4,451)	(4,835)

Net premiums written	$76,368	$66,740

Net premiums earned	$67,874	$61,917
Net investment income	5,973	3,718
Net realized gains on investments	1,154	227
Fee and other income	157	162

Total revenues	75,158	66,024

Expenses
Loss and loss adjustment expenses incurred	47,871	45,918
Underwriting and other operating costs	16,430	14,950
Interest expense	813	640
Policyholder dividends	171	171

Total expenses	65,285	61,679

Income before taxes	9,873	4,345
Income tax expense	2,637	1,108

Net income	7,236	3,237

Preferred dividends	—	(2,339)

Net income available to common shareholders	$7,236	$898

AMERISAFE, INC. AND SUBSIDIARIES
Consolidated Statements of Income (cont.)
(in thousands, except share and per share amounts)

	Three Months Ended March 31,
	2006	2005
	(unaudited)
Basic EPS:
Net income available to common shareholders	$7,236	$898

Portion allocable to common shareholders	87.7%	75.9%

Net income allocable to common shareholders	$6,346	$681

Basic weighted average common shares	17,420,722	299,774
Basic earnings per share	$0.36	$2.27

Diluted EPS:
Net income allocable to common shareholders	$6,346	$681

Diluted weighted average common shares:
Weighted average common shares	17,420,722	299,774
Stock options	179,492	—
Restricted stock	7,063	—

Diluted weighted average common shares	17,607,277	299,774

Diluted earnings per common share	$0.36	$2.27

AMERISAFE, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(in thousands)

	March 31,	December 31,
	2006	2005
	(unaudited)
Assets
Investments	$555,934	$533,618
Cash and cash equivalents	44,833	49,286
Amounts recoverable from reinsurers	123,818	122,562
Premiums receivable, net	130,610	123,934
Deferred income taxes	23,020	22,413
Deferred policy acquisition costs	17,998	16,973
Deferred charges	3,649	3,182
Other assets	22,338	20,352

	$922,200	$892,320

Liabilities, redeemable preferred stock and shareholders’ equity
Liabilities:
Reserves for loss and loss adjustment expenses	$493,985	$484,485
Unearned premiums	133,018	124,524
Insurance-related assessments	37,271	35,135
Subordinated debt securities	36,090	36,090
Other liabilities	65,652	64,740

Redeemable preferred stock	50,000	50,000

Total shareholders’ equity	106,184	97,346

Total liabilities, redeemable preferred stock and shareholders’ equity	$922,200	$892,320

AMERISAFE, INC. AND SUBSIDIARIES
Selected Insurance Ratios

	Three Months Ended March 31,
	2006	2005
	(unaudited)
Current accident year loss ratio (1)	70.5%	69.8%

Prior accident year loss ratio (2)	0.0%	4.4%

Net loss ratio	70.5%	74.2%

Net underwriting expense ratio (3)	24.2%	24.1%

Net dividend ratio (4)	0.3%	0.3%

Net combined ratio (5)	95.0%	98.6%

(1)	The current accident year loss ratio is calculated by dividing loss and loss adjustment expenses incurred for the current accident year by the current year’s net premiums earned.

(2)	The prior accident year loss ratio is calculated by dividing the change in loss and loss adjustment expenses incurred for prior accident years by the current year’s net premiums earned.

(3)	The net underwriting expense ratio is calculated by dividing underwriting and certain other operating costs by the current year’s net premiums earned.

(4)	The net dividend ratio is calculated by dividing policyholder dividends by the current year’s net premiums earned.

(5)	The net combined ratio is the sum of the net loss ratio, the net underwriting expense ratio and the net dividend ratio.